UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 _______________________________________________________________________________________________________________________________________________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		May 31, 2012

NACCO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-9172	34-1505819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 LANDERBROOK DRIVE, CLEVELAND, OHIO		44124-4069
(Address of principal executive offices)		(Zip code)

(440) 449-9600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On May 31, 2012, NACCO Industries, Inc.'s (“NACCO”) wholly owned subsidiaries, Hamilton Beach Brands, Inc. and Hamilton Beach Brands Canada, Inc. (collectively “HBB”), entered into an amended and restated credit agreement with Wells Fargo Bank, National Association, as Administrative Agent and Lender, for a $115.0 million secured floating-rate revolving credit facility (as amended, the “Facility”). The obligations under the Facility are secured by substantially all of HBB's assets pursuant to an Amended and Restated Guaranty and Security Agreement, dated as of May 31, 2012, among Hamilton Beach Brands, Inc. and Hamilton Beach, Inc., as Grantors, and Wells Fargo Bank, National Association, as Administrative Agent (the "Guaranty Agreement") and an Amended and Restated Guarantee and Security Agreement, dated as of May 31, 2012, among Hamilton Beach Brands Canada Inc., as Grantor, and Wells Fargo Bank, National Association, as Agent (the "Canadian Guarantee Agreement".) The Facility expires in July 2017.

The Facility is governed by a borrowing base derived from advance rates against eligible accounts receivable, inventory and trademarks subject to adjustments for reserves, if applicable. Borrowings bear interest at a floating rate, which can be a base rate or LIBOR, as defined in the Facility, plus an applicable margin. The applicable margins, based on the average excess availability, as defined in the Facility, are 0.00% for base rate loans and range from 1.50% to 2.25% for LIBOR loans. The Facility also requires the payment of a fee of 0.25% to 0.375% per annum on the unused commitment based on the average daily outstanding balance during the preceding quarter.

In addition, the Facility includes restrictive covenants, which, among other things, limit the payment of dividends, subject to achieving availability thresholds. Dividends are limited to (i) $15.0 million from the closing date of the Facility through December 31, 2012, so long as HBB has excess availability, as defined in the Facility, of at least $30.0 million; (ii) the greater of $20.0 million or excess cash flow from the most recently ended fiscal year in each of the two twelve-month periods following the closing date of the Facility, so long as HBB has excess availability under the Facility of $25.0 million and maintains a minimum fixed charge coverage ratio, as defined in the Facility; and (iii) in such amounts as determined by HBB subsequent to the second anniversary of the closing date of the Facility, so long as HBB has excess availability under the Facility of $25.0 million. The Facility also requires Hamilton Beach Brands, Inc. and its subsidiaries to achieve a minimum fixed charge coverage ratio in certain circumstances on a consolidated basis, as defined in the Facility.

Certain of the banks and financial institutions that are parties to the Facility and their respective affiliates have provided, are currently providing and may continue to provide investment banking, commercial banking and other financial services to NACCO and its subsidiaries in the ordinary course of business for which they have received and will receive customary compensation. In the ordinary course of business, such banks and financial institutions and their respective affiliates may participate in loans and actively trade the equity securities of NACCO for their own account or for the accounts of customers and, accordingly, such banks and financial institutions and their respective affiliates may at any time hold long or short positions in such securities.

The foregoing summary of the Facility is qualified in its entirety by reference to the Facility, Guaranty Agreement and Canadian Guarantee Agreement which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference thereto.

Item 9.01 Financial Statements and Exhibits.

As described in Item 1.01 of this Current Report on Form 8-K, the following Exhibit is filed as part of this Current Report on Form 8-K.

(d) Exhibits

10.1
Amended and Restated Credit Agreement by and among Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Capital Finance, LLC, as Sole Lead Arranger and Sole Lead Bookrunner, the Lenders that are Parties Hereto as the Lenders, Hamilton Beach Brands, Inc. (as US Borrower) and Hamilton Beach Brands Canada, Inc., (as Canadian Borrower) as Borrowers, dated as of May 31, 2012.

10.2
Amended and Restated Guaranty and Security Agreement, dated as of May 31, 2012, among Hamilton Beach Brands, Inc. and Hamilton Beach, Inc., as Grantors, and Wells Fargo Bank, National Association, as Administrative Agent.

10.3	Amended and Restated Canadian Guarantee and Security Agreement, dated as of May 31, 2012, among Hamilton Beach Brands Canada, Inc., as Grantor, and Wells Fargo Bank, National Association, as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 6, 2012		NACCO INDUSTRIES, INC.

		By:	/s/ Kenneth C. Schilling
Name: Kenneth C. Schilling
Title: Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

10.1
Amended and Restated Credit Agreement by and among Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Capital Finance, LLC, as Sole Lead Arranger and Sole Lead Bookrunner, the Lenders that are Parties Hereto as the Lenders, Hamilton Beach Brands, Inc. (as US Borrower) and Hamilton Beach Brands Canada, Inc., (as Canadian Borrower) as Borrowers, dated as of May 31, 2012.

10.2
Amended and Restated Guaranty and Security Agreement, dated as of May 31, 2012, among Hamilton Beach Brands, Inc. and Hamilton Beach, Inc., as Grantors, and Wells Fargo Bank, National Association, as Administrative Agent.

10.3	Amended and Restated Canadian Guarantee and Security Agreement, dated as of May 31, 2012, among Hamilton Beach Brands Canada, Inc., as Grantor, and Wells Fargo Bank, National Association, as Agent.